Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 4, 2016

Sunoco LP

8020 Park Lane, Suite 200

Dallas, Texas 75231

Re:	Common Units to be issued by Sunoco LP.

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), in connection with the offering and sale, from time to time, by the Partnership of common units representing limited partner interests in the Partnership (“Common Units”). Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-213057) filed with the SEC on August 10, 2016. Such registration statement, at the time it was declared effective by the SEC on August 24, 2016, is referred to herein as the “Registration Statement.”

The Partnership plans to conduct such offering of Common Units pursuant to (i) its prospectus dated August 24, 2016 included in the Registration Statement, as supplemented by its prospectus supplement dated October 4, 2016 (the “Prospectus Supplement”) filed with the SEC on October 4, 2016 and (ii) the Equity Distribution Agreement dated October 4, 2016 (the “Distribution Agreement”) among the Partnership and RBC Capital Markets, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Natixis Securities Americas LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, UBS Securities LLC and Wells Fargo Securities, LLC (the “Managers”). Pursuant to the Distribution Agreement, the Partnership plans to sell Common Units through the Managers as sales agents, or to the Managers as principals. The Common Units to be issued and sold pursuant to the Distribution Agreement are referred to herein as the “Securities.”

ANDREWS KURTH KENYON LLP

Austin     Beijing   Dallas   Dubai   Houston   London   New York   Research Triangle Park   Silicon Valley The Woodlands   Washington, DC

Sunoco LP

October 4, 2016

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated September 25, 2012, as amended by Amendment No. 1 thereto dated October 27, 2014, Amendment No. 2 thereto dated July 31, 2015, Amendment No. 3 thereto dated January 1, 2016, and Amendment No. 4 thereto dated June 6, 2016, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Securities sold pursuant to the Distribution Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Distribution Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Securities have been issued and delivered against payment therefor in accordance with the terms of the Distribution Agreement, (a) such Securities will be validly issued and (b) purchasers of such Securities will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for their purchase of such Securities, and such purchasers will have no personal liability, solely by reason of their ownership of such Securities, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof and the incorporation of this opinion an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP